SUB-ITEM 77D


The investment policies of the following portfolios were amended and restated as noted below:

1.  Emerging Small Company Fund
2.  U.S. Government Securities Fund
3.  Strategic Bond Fund
4.  High Yield Fund


                           EMERGING SMALL COMPANY FUND

Subadviser:  RCM Capital Management LLC ("RCM")

Investment Objective:    To seek long term capital appreciation.

Investment Strategies:   Under  normal  market  conditions,  the Fund invests at
                         least  80% of  its  net  assets  (plus  borrowings  for
                         investment  purposes)  in  equity  securities  of  U.S.
                         companies  with  smaller   capitalizations  (which  the
                         subadviser    defines   as   companies    with   market
                         capitalizations  of not less than 50% and not more than
                         200% of the weighted average market  capitalization  of
                         the Russell  2000 Index) not less than $105 million and
                         not more than $2.375 billion as of August 31, 2006. The
                         capitalization   criteria   applies   at  the  time  of
                         investment.  The Fund may also  invest up to 15% of its
                         assets  in  foreign   securities   including   emerging
                         markets. The Fund may also from time to time invest a significant percentage of its assets in the technology and/or healthcare sectors.

The subadviser seeks to create an investment portfolio of growth stocks across major industry groups. The portfolio managers evaluate individual stocks based on their growth, quality and valuation characteristics. Examples of growth characteristics include the potential for sustained earnings growth and the development of proprietary products or services; examples of quality characteristics include the integrity of management and a strong balance sheet; and examples of valuation characteristics include relative valuation and upside potential.

In addition to traditional research activities, the portfolio managers use Grassroots (sm) Research, which prepares research reports based on field interviews with customers, distributors and competitors of the companies in which the Fund invests or contemplates investing, and provides a "second look" at potential investments and checks marketplace assumptions about market demand for particular products and services. The subadviser sells securities they deem appropriate in accordance with sound investment practices and the Fund's investment objectives and as necessary for redemption purposes.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit and Counterparty Risk
-Derivatives Risk
-Equity Securities Risk
-Foreign Securities Risk
-High Portfolio Turnover Risk
-Industry or Sector Investing Risk
-IPOs Risk
-Issuer Risk
-Liquidity Risk
-Small and Medium Size Companies Risk

The Fund may engage in short-term trading of portfolio securities. A high portfolio turnover rate (100% or more) could produce additional trading costs, which would detract from the Fund's performance.

In addition, market timers may target Funds with significant investments in small-cap securities. The Fund may invest significant amounts in such securities. While the Fund will seek to identify and prevent such trading no assurance can be given that the Fund will be successful in doing so. See "Transaction Policies."

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

                         U.S. GOVERNMENT SECURITIES FUND

Subadviser:  Western Asset Management Company ("Western")

Investment Objective:    To obtain a high  level of  current  income  consistent
                         with   preservation   of  capital  and  maintenance  of
                         liquidity.

Investment Strategies:   Under  normal  market  conditions,  the Fund invests at
                         least 80% of the Fund's net assets (plus any borrowings
                         for  investment   purposes)  in  debt  obligations  and
                         mortgage-backed  securities issued or guaranteed by the
                         U.S. government,  its agencies or instrumentalities and
                         derivative  securities such as collateralized  mortgage
                         obligations  backed  by  such  securities  and  futures
                         contracts.  The Fund may also  invest a portion  of its
                         assets  in  the  types  of   securities  in  which  the
                         Investment Quality Bond Fund may invest.

The Fund invests in:
-mortgage-backed securities guaranteed by the Government National Mortgage Association that are supported by the full faith and credit of the U.S. government and which are the "modified pass-through" type of mortgage-backed security ("GNMA Certificates"). Such securities entitle the holder to receive all interest and principal payments due whether or not payments are actually made on the underlying mortgages;
-U.S. Treasury obligations (including repurchase agreements collateralized by U.S. Treasury obligations) (U.S. Treasury obligations are supported by the full faith and credit of the U.S. government);
-obligations issued or guaranteed by agencies or instrumentalities of the U.S. Government which are backed by their own credit and may not be backed by the full faith and credit of the U.S. Government (including repurchase agreements collateralized by these obligations);
-mortgage-backed securities guaranteed by agencies or instrumentalities of the U.S. Government which are supported by their own credit but not the full faith and credit of the U.S. Government, such as the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association; and
-futures contracts or financial instruments and indices.
-collateralized mortgage obligations issued by private issuers for which the underlying mortgage-backed securities serving as collateral are backed (i) by the credit alone of the U.S. Government agency or instrumentality which issues or guarantees the mortgage-backed securities, or (ii) by the full faith and credit of the U.S. Government.

As noted above, the Fund may invest not only in U.S. government securities that are backed by the full faith and credit of the U.S. government, such as GNMA Certificates and U.S. Treasury obligations, but also in U.S. Government securities that are backed only by their own credit and not the full faith and credit of the U.S. government (such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation).

The Fund must comply with diversification requirements established pursuant to the Code for investments of separate accounts funding contracts. Under these requirements, the value of the assets of the Fund are subject to the following restrictions:
-no more than 55% of the value of the Fund's assets may be represented by any one investment;
-no more than 70% of the value of the Fund's assets may be represented by any two investments;
-no more than 80% of the value of the Fund's assets may be represented by any three investments; and
-no more than 90% of the value of the Fund's assets may be represented by any four investments.

To determine the Fund's compliance with the requirements above, all securities of the same issuer are treated as a single investment and each U.S. Government agency or instrumentality is treated as a separate issuer. As a result of these requirements, the Fund may not invest more than 55% of the value of its assets in GNMA Certificates or in securities issued or guaranteed by any other single U.S. Government agency or instrumentality.

Use of Hedging and Other Strategic Transactions
The Fund is currently authorized to use only certain of the various investment strategies referred to under "Hedging and Other Strategic Transactions." Specifically, the Fund may:
-write covered call options and put options on securities and purchase call and put options on securities,

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

-write covered call and put options on securities indices and purchase call and put options on securities indices,
-enter into futures contracts on financial instruments and indices, and -write and purchase put and call options on such futures contracts.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Fixed Income Securities Risk
-Issuer Risk
-Mortgage-Backed and Asset-Backed Securities Risk


                               STRATEGIC BOND FUND

Subadviser:  Western Asset Management Company ("Western")

Investment Objective:  To seek a high level of total return consistent with preservation of capital.

Investment Strategies: Under  normal  market  conditions,  the Fund invests at least 80% of its net assets (plus any borrowings for investment purposes) in fixed income securities.

The Fund's assets may be allocated among the following five sectors of the fixed income market listed below:
-U.S. government obligations,
-investment grade domestic corporate fixed income securities, -below investment grade or non-investment grade high yield corporate fixed income securities,
-mortgage-backed and asset-backed securities and
-investment grade and below investment grade or non-investment grade high yield international fixed income securities.

The Fund invests in fixed income securities across a range of credit qualities and may invest a substantial portion of its assets in obligations rated below investment grade by a recognized rating agency, or, if unrated, of equivalent quality as determined by the subadviser. Below investment grade securities are commonly referred to as "junk bonds".

The subadviser will determine the amount of assets to be allocated to each type of security based on its assessment of the maximum level of total return that can be achieved from a Fund which is invested in these securities without incurring undue risks to principal value. The allocation decisions are based on the subadviser's analysis of current economic and market conditions and the relative risks and opportunities presented in these markets.

In making this determination, the subadviser relies in part on quantitative analytical techniques that measure relative risks and opportunities of each type of security. The subadviser also relies on its own assessment of economic and market conditions both on a global and local (country) basis. The subadviser considers economic factors including current and projected levels of growth and inflation, balance of payment status and monetary policy. The allocation of assets to international debt securities is further influenced by current and expected currency relationships and political and sovereign factors. The Fund's assets may not always be allocated to the highest yielding securities if the subadviser believes that such investments would impair the Fund's ability to preserve shareholder capital. The subadviser will continuously review this allocation of assets and make such adjustments as it deems appropriate. The Fund does not plan to establish a minimum or a maximum percentage of the assets which it will invest in any particular type of fixed income security.

The types and characteristics of the U.S. government obligations, mortgage-backed and asset-backed securities, investment grade corporate fixed income securities and investment grade international fixed income securities

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

purchased by the Fund are set forth in the discussion of investment objectives and policies for the Investment Quality Bond, U.S. Government Securities and Global Bond Funds, and in the section entitled "Other Instruments" in the SAI. The types and characteristics of the money market securities purchased by the Fund are similar to the investment objective of the Money Market Fund, to obtain maximum current income consistent with preservation of principal and liquidity. Potential investors should review these other discussions in considering an investment in shares of the Fund. The Fund may invest without limitation in high yield domestic and foreign fixed income securities and up to 100% of the Fund's assets may be invested in foreign securities. The subadviser has discretion to select the range of maturities of the various fixed income securities in which the Fund invests. Such maturities may vary substantially from time to time depending on economic and market conditions.

The high yield sovereign fixed income securities in which the Fund may invest are U.S. dollar-denominated and non-dollar-denominated fixed income securities issued or guaranteed by governments or governmental entities of developing and emerging countries. The subadviser expects that these countries will consist primarily of those which have issued or have announced plans to issue Brady Bonds, but the Fund is not limited to investing in the debt of such countries. Brady Bonds are debt securities issued under the framework of the Brady Plan.

Although the subadviser does not anticipate investing in excess of 75% of the Fund's assets in domestic and developing country fixed income securities that are rated below investment grade, the Fund may invest a greater percentage in such securities when, in the opinion of the subadviser, the yield available from such securities outweighs their additional risks. By investing a portion of the Fund's assets in securities rated below investment grade, as well as through investments in mortgage-backed securities and international debt securities, as described below, the subadviser seeks to provide investors with a higher yield than a high-quality domestic corporate bond fund with less risk than a fund that invests principally in securities rated below investment grade. Certain of the debt securities in which the Fund may invest may have, or be considered comparable to securities having, the lowest ratings for non-subordinated debt instruments assigned by Moody's or Standard & Poor's (i.e., rated "C" by Moody's or "CCC" or lower by Standard & Poor's).

In light of the risks associated with investing in high yield corporate and sovereign debt securities, the subadviser considers various factors in evaluating the credit worthiness of an issue. These factors will typically include:

                    Corporate Debt Securities                               Sovereign Debt Instruments
-issuer's financial condition                                       -economic and political conditions within
                                                                    the issuer's country
-issuer's sensitivity to economic conditions and trends             -issuer's external and overall Debt
                                                                    levels, and its ability to pay
-issuer's operating history                                         -principal and interest when due
-experience and track record of the issuer's management             -issuer's access to capital markets and
                                                                    other sources of funding
                                                                    -issuer's debt service payment history

The subadviser also reviews the ratings, if any, assigned to a security by any recognized rating agencies, although its judgment as to the quality of a debt security may differ from that suggested by the rating published by a rating service. The Fund's ability to achieve its investment objective may be more dependent on the subadviser credit analysis than would be the case if it invested in higher quality debt securities.

The Fund may invest in fixed-and floating-rate loans, which investments generally will be in the form of loan participations and assignments of such loans.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Derivatives Risk
-Fixed Income Securities Risk
-Foreign Securities Risk
-Issuer Risk
-Mortgage-Backed and Asset-Backed Securities Risk

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

Whether the Fund achieves its investment objective is significantly dependent on the ability of the subadviser to allocate the Fund effectively among the different investment categories. If the subadviser does not correctly assess the returns that can be achieved from a particular category of assets, the returns for the Fund could be volatile and the value of the Fund may decline.

Investing in foreign securities increases the risk of investing in the Fund. However, the ability of the Fund to spread its investments among the fixed income markets in a number of different countries may reduce the overall level of market risk of the Fund to the extent it may reduce the Fund's exposure to a single market.


                                 HIGH YIELD FUND

Subadviser:  Western Asset Management Company ("Western")

Investment Objective:  To realize an above-average  total return over a market
                       cycle  of  three  to  five   years,   consistent   with
                       reasonable risk.



Investment Strategies: Under  normal  market  conditions,  the Fund invests at least 80% of it's net assets (plus any borrowings for investment purposes) in high yield securities, including corporate bonds, preferred stocks, U.S. Government and foreign securities, mortgage-backed securities, loan assignments or participations and convertible securities which have the following ratings (or, if unrated, are considered by the subadviser to be of equivalent quality):

                    Corporate Bonds, Preferred Stocks and Convertible Securities
                                          Rating Agency
                    ------------------------------------------------------------
                           Moody's                                Ba through C
                      Standard & Poor's                           BB through D

Securities rated less than "Baa" by Moody's or "BBB" by Standard & Poor's are classified as non-investment grade securities and are commonly referred to as "junk bonds." The Fund may also invest in investment grade securities.

The Fund may invest in foreign bonds and other fixed income securities denominated in foreign currencies, where, in the opinion of the subadviser, the combination of current yield and currency value offer attractive expected returns. Foreign securities in which the Fund may invest include emerging market securities. The subadviser may utilize futures, swaps and other derivatives in managing the Fund.

The Fund may invest in fixed-and floating-rate loans, generally in the form of loan participations and assignments of such loans.

The Fund normally maintains an average Fund duration of between 3 and 7 years. However, the Fund may invest in individual securities of any duration. Duration is an approximate measure of the sensitivity of the market value of the Fund's portfolio to changes in interest rates.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Derivatives Risk
-Fixed Income Securities Risk
-Foreign Securities Risk (including emerging market risk)
-Issuer Risk
-Mortgage-Backed and Asset-Backed Securities Risk

The Fund may invest up to 100% of its assets in foreign securities, which are generally riskier than investments in U.S. securities, therefore investing in this Fund is riskier than investing in a Fund that invests primarily in U.S. high yield fixed income securities.

In addition, market timers may target Funds with significant investments in high yield securities that are infrequently traded. The Fund may invest significant amounts in such securities. While the Fund will seek to identify and prevent such trading no assurance can be given that the Fund will be successful in doing so. See "Transaction Policies."




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